Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Clougherty Packing LLC, 401(k) Plan and the Clougherty Packing, LLC Retirement Plan for Certain Employees of our reports dated December 19, 2012, with respect to the consolidated financial statements and schedule of Hormel Foods Corporation and the effectiveness of internal control over financial reporting of Hormel Foods Corporation, incorporated by reference or included in its Annual Report (Form 10-K) for the year ended October 28, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Minneapolis, Minnesota
August 19, 2013